Exhibit 99.1

Investors:
Paul Hiemstra
206/701-2044
ir@cray.com
CRAY INC. REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS
SEATTLE, WA — July 31, 2008 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the second quarter ended June 30, 2008. Revenue for the quarter was $46.7 million compared to $26.6 million in the prior year period. The company reported a net loss for the quarter of ($5.0 million) or ($0.15) per share compared to a net loss of ($6.4 million) or ($0.20) per share in the second quarter of 2007.
Total gross margin for the second quarter was 33.1 percent compared to 40.3 percent in the second quarter of 2007. Product margin for the second quarter was 33.0 percent compared to 40.3 percent in the prior year period. Service margin for the second quarter of 33.4 percent was lower than normal levels, due primarily to startup costs related to technical services and the delay of a maintenance contract renewal — subsequently completed in the third quarter.
Operating expenses for the second quarter were $21.2 million compared to $17.8 million in the prior year period. As in recent quarters, second quarter 2008 research and development (R&D) expense increased over the prior year period, primarily due to the completion of a large development contract. Included in second quarter 2008 results was stock compensation of $0.7 million.
For the first half of 2008, Cray reported total revenue of $72.9 million compared to $73.7 million in the prior year period. Operating expenses increased year-over-year to $44.0 million compared to $35.2 million in the first half of 2007. Net loss was ($15.7 million) or ($0.48) per share in the first half of 2008 compared to a net loss of ($7.2 million) or ($0.23) per share in the first half of 2007.
Cash and short-term investment balances as of June 30, 2008 were $115.0 million compared to $147.3 million as of March 31, 2008, reflecting the large build-up of inventory for anticipated second half 2008 product shipments.
“We continue to target strong revenue growth and profitability in 2008, driven by the strength of four new products: the quad-core Cray XT4, XT5h, XMT and XT5 supercomputers. With initial revenue for three of these products in the first half, and contracts in place to realize our revenue target, we are on pace to achieve our goals for the year,” said Peter Ungaro, Cray president and CEO. “We are focused on building and delivering several very large Cray XT5 supercomputers, including the petaflops system to Oak Ridge National Laboratory, several large systems for the U.S. Department of Defense’s High Performance Computing Modernization Program and another large system to the University of Tennessee as part of the National Science Foundation’s Track II initiative.”

Ungaro added, “Equally important to securing a strong 2008 has been, and continues to be, our focus toward accelerating Cray’s future growth and profitability. We have made great progress in these efforts, expanding our addressable market by over 50 percent with the introduction of the Cray XT5 system; wrapping our core product capabilities with services and peripherals, such as storage, that enhance the value of our total solution; and leveraging our engineering strengths and intellectual property to expand our addressable market into adjacent areas where even ‘off-the-shelf’ Cray products are not adequate to achieve unique mission requirements. With good execution and continued focus, we expect solid near-term results and an enhanced opportunity for longer-term growth and shareholder value creation.”
Outlook
While there is a wide range of potential outcomes, Cray continues to expect to be profitable for the year, with revenue in the range of $280 million, weighted heavily toward the fourth quarter. Among other variables, results will depend a great deal on the acceptance of the Oak Ridge petaflops (1,000 trillion floating point operations per second) supercomputer late in the year.
Cray expects 2008 gross margins to be similar to 2007 for the year, but to fluctuate significantly by quarter. The company anticipates higher operating expenses for the year, with the increase principally in the area of research and development, where net R&D expense will likely increase by approximately 30 percent in 2008 compared to 2007. This increase is due primarily to the completion, in late 2007, of a large development contract for the Cray XT5h system (formerly code-named BlackWidow) and additional development costs associated with the support of the recently established Intel partnership. Additionally, other operating expenses will increase with the anticipated revenue growth due to commissions and other variable compensation.
Cray is in the process of building substantial inventory for customer shipments planned for the third and fourth quarters of 2008. Cash will continue to fluctuate significantly in the second half of the year, with the lowest balances in the third quarter.
For the remainder of 2008, quarterly and annual results will be affected by many factors, including the timing and success of planned product rollouts, the availability of qualified parts from suppliers and the timing of customer acceptances, revenue recognition and the level of margin contribution.

Recent Highlights
•	In the second quarter, Cray was awarded two contracts, with cumulative value of approximately $26 million, to upgrade existing Cray XT4 systems to incorporate quad-core AMD Opteron processors, along with additional memory. The unique upgradeability of Cray XT systems provides customers with the ability to more than double their existing capacity at a fraction of the initial investment. At Oak Ridge, the upgrade increased the capability of its Cray XT4 supercomputer from 119 teraflops to 260 teraflops. Cray recently announced that researchers utilizing the Cray XT4 supercomputer at Oak Ridge conducted the largest ever fusion energy simulation, a very exciting milestone in a highly important scientific field.
•	In the second quarter, Cray received its first two acceptances of Cray XMT systems at two different U.S. Government agencies.
•	During the second quarter, Cray received Technical Services contracts totaling over $15 million. These included new storage subsystems to accompany Cray supercomputer installations and another contract to install, integrate and support a high performance computing system for the University of Tsukuba in Japan. The initial integration and installation of the Tsukuba system was completed in the second quarter.
•	In April, Cray announced it had entered a multi-year partnership with Intel to develop and introduce next-generation supercomputers that will incorporate future Intel processors. The two industry leaders are collaborating to develop high performance computing systems that will help solve some of the world’s most important scientific and engineering challenges by dramatically advancing the state of high-end computing.
•	In July, Cray announced a major achievement on the part of the Pittsburgh Supercomputing Center where, on a Cray XT3 system, researchers incorporated real-time radar data into their high-resolution thunderstorm forecasting model for the first time. This critical milestone demonstrates the ability to predict storms more accurately and with improved lead time.
Conference Call Information
Cray will host a conference call today, Thursday, July 31, 2008 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss 2008 second quarter financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-240-8621. International callers should dial 303-205-0033. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11117795. International callers can listen to the replay by dialing 303-590-3000, access code 11117795. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Thursday, July 31, 2008.

About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include anticipated revenue subject to complex revenue recognition rules; significantly fluctuating quarterly operating results; lower margins and operating results due to many variables including pricing pressure and increasing pressure on research and development expenses; the technical challenges of developing high performance computing systems, including potential delays in development programs, such as the quad-core Cray XT4, Cray XT5, Cray XMT, Cray XT5h and future systems; the level, timing and continuation of government funding for supercomputer purchases and research and development activities, including negotiating amendments to our DARPA program to incorporate Intel technologies; the successful passing of customer acceptance tests; significant reliance on third-party development service and parts suppliers, including their competitiveness with other suppliers and potential delays in the results of their development and in the availability of qualified parts from suppliers; the successful porting of application programs to Cray supercomputer systems; Cray’s ability to keep up with rapid technological change; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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Cray is a registered trademark, and Cray XT3, Cray XT4, Cray XT5, Cray XT5 h and Cray XMT are trademarks of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

REVENUE:
Product	$32,851	$13,789	$43,541	$47,449
Service	13,882	12,836	29,320	26,285

Total revenue	46,733	26,625	72,861	73,734

COST OF REVENUE:
Cost of product revenue	22,003	8,227	28,415	31,804
Cost of service revenue	9,241	7,660	17,600	15,658

Total cost of revenue	31,244	15,887	46,015	47,462

Gross margin	15,489	10,738	26,846	26,272

OPERATING EXPENSES:
Research and development, net	11,890	8,859	25,609	16,739
Sales and marketing	5,848	5,123	11,230	10,391
General and administrative	3,465	3,822	7,161	8,102
Restructuring and severance	—	—	—	10

Total operating expenses	21,203	17,804	44,000	35,242

Loss from operations	(5,714)	(7,066)	(17,154)	(8,970)

Other income (expense), net	540	76	793	471

Interest income (expense), net	254	966	1,091	1,999

Loss before income taxes	(4,920)	(6,024)	(15,270)	(6,500)

Income tax expense	(107)	(360)	(389)	(725)

Net loss	$(5,027)	$(6,384)	$(15,659)	$(7,225)

Diluted net loss per common share	$(0.15)	$(0.20)	$(0.48)	$(0.23)

Diluted weighted average shares outstanding	32,521	31,635	32,446	31,560

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$90,110	$120,539
Restricted cash	10,000	10,000
Short term investments, available-for-sale	14,901	48,582
Accounts receivable, net	32,189	23,635
Inventory	114,992	55,608
Prepaid expenses and other current assets	7,098	4,120
Prepaid research and development services	7,808	—

Total current assets	277,098	262,484

Property and equipment, net	15,953	17,044
Service inventory, net	2,389	2,986
Goodwill	64,018	65,411
Deferred tax asset	601	512
Intangible assets, net	1,091	1,181
Other non-current assets	5,703	6,284

TOTAL ASSETS	$366,853	$355,902

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,593	$14,148
Accrued payroll and related expenses	11,901	12,023
Advance research and development payments	11,621	29,669
Other accrued liabilities	8,439	7,488
Deferred revenue	37,197	48,317

Total current liabilities	134,751	111,645

Long-term deferred revenue	14,599	11,745
Other non-current liabilities	4,547	4,310
Convertible notes payable	80,000	80,000

TOTAL LIABILITIES	233,897	207,700

Shareholders’ equity:
Common stock	516,079	513,196
Accumulated other comprehensive income	11,092	13,562
Accumulated deficit	(394,215)	(378,556)

TOTAL SHAREHOLDERS’ EQUITY	132,956	148,202

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$366,853	$355,902